Exhibit 99.1

FOR IMMEDIATE RELEASE:

Johnson Outdoors Inc.

David Johnson	Patricia Penman
VP & Chief Financial Officer	VP – Marketing Services & Global Communications
262-631-6600	262-631-6600

JOHNSON OUTDOORS ENTERS INTO AGREEMENT TO SELL EUREKA! MILTARY & COMMERCIAL TENTS

RACINE, WISCONSIN, March 3, 2023....Johnson Outdoors Inc. (Nasdaq:JOUT), a leading global innovator of outdoor recreation equipment and technology, today announced that it has entered into a definitive agreement to sell the Eureka! Military and Commercial Tents product lines of its Camping business segment to Rekord Group, a global company that specializes in commercial, event and military tents and structures. The transaction is expected to close by March 17, 2023, subject to customary closing conditions. Rekord Group will buy the military and commercial tents product lines, and a facility in Binghamton, New York for an estimated $13.7 million, subject to certain potential customary purchase price adjustments mutually agreed to by the parties in connection with the closing.

This sale does not include the Eureka! brand name, or the Eureka! consumer/recreational Camping business, which Johnson Outdoors will continue to operate.

“The agreement with Rekord Group will allow Johnson Outdoors’ Camping business to focus more of its efforts on opportunities in our recreational camping business and lead with consumer-focused innovation. We are excited for the Eureka! Military and Commercial Tents team to join the Rekord Group, and we are confident that, together, they will continue to provide excellent service and products to their customers,” said Helen Johnson-Leipold, Chairman and Chief Executive Officer of Johnson Outdoors.

“For years, Rekord’s business model was built around engineering and manufacturing of large-scale tents and structures for both military and commercial use.  Eureka! Military and Commercial Tents is an immense opportunity to expand our product line to accommodate the needs of every customer.  I could not imagine a better fit,” said Tomasz Krawczuk, Owner and Chief Executive Officer of Rekord Group.

About Johnson Outdoors Inc.

JOHNSON OUTDOORS is a leading global innovator of outdoor recreation equipment and technologies that inspire more people to experience the awe of the great outdoors. The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft Recreation, Fishing, Diving and Camping.  Johnson Outdoors' iconic brands include: Old Town® canoes and kayaks; Ocean Kayak™; Carlisle® paddles; Minn Kota® fishing motors, batteries and anchors; Cannon® downriggers; Humminbird® marine electronics and charts; SCUBAPRO® dive equipment; Jetboil® outdoor cooking systems; and, Eureka!®camping and hiking equipment.  Visit Johnson Outdoors at http://www.johnsonoutdoors.com

About Rekord Group

Rekord Group brings over 25 years of knowledge and experience to the industry with a complete line of Stress Membrane and Custom engineered Structures, Tents, and Shelter Products for Military and Commercial markets. Rekord Group is the largest DoD Supplier in Europe with a full range of Turnkey Housing and Logistic Solutions for the U.S. Army. Since 2020 Rekord has been providing equipment and services for DoD in the US Territory. Rekord Group provides a full line of service equipment such as:

Power Generators, Light Towers, Communication Technology, Environmental Control Systems, Portable Enclosed Bathroom Units, Dining Facilities and Equipment, Enclosed Kitchens and Equipment, Material Handling Equipment, Mobile Laundries, Modular Containers and much more.

Rekord Group includes Rapid Deployable Systems LLC, Rekord Tent LLC, Rekord Hale Namiotowe, WC Tron, Rekord Rescue, IROT, Rubinscy, Fresh Support as well as Divisions in Romania and Ukraine. Visit Rekord Group at https://rekordstructures.us/about/